Exhibit 5.1

July 13, 2011

AdCare Health Systems, Inc.
5057 Troy Road
Springfield, Ohio  45502

Re:  Registration Statement on Form S-3 AdCare Health Systems, Inc., an Ohio corporation (the “Company”)

Ladies and Gentlemen:

This opinion is furnished to you in connection with this Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the immediate registration of 1,270,828 shares of Company common stock underlying certain subordinated convertible notes and warrants issued to certain selling shareholders, pursuant to a private placement concluded on April 29, 2011 (the “Offering”).  All of the common stock being registered in connection with the Offering is being registered on behalf of the shareholders identified in the Registration Statement (the “Selling Shareholders”).  Any terms not defined herein shall have the meanings ascribed to them in the Registration Statement.

We are acting as counsel for the Company in connection with the registration being undertaken with respect to the Offering.  We have examined signed copies of the Registration Statement filed with the Commission.  We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Articles of Incorporation and Code of Regulations of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the securities and underlying shares of common stock by the Selling Shareholders, to register and qualify the securities for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Ohio.

Based upon and subject to the foregoing, we are of the opinion that the common stock being registered in connection with the Offering, upon issuance upon the conversion of the notes and exercise of the warrants in accordance with the terms of the notes and warrants, respectively, will be validly issued, fully paid and nonassessable.  It is understood that this opinion is to be used only in connection with the offer and sale of the Company’s common stock while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters”.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ Michael A. Smith
Michael A. Smith